Exhibit 10.32

AGREEMENT TO CONVERT DEBT TO EQUITY

This Agreement to Convert Debt to Equity (the “Agreement”) is made as of the 3lst day of August, 2021 between 60° Pharmaceuticals, LLC, a limited liability company organized and operating under the laws of Washington, District of Columbia ( “Company"), and Dong Loock (“Creditor"), as follows:

A.	Creditor has loaned US S32,000 (the "Debt") to Company in consideration of receiving a promissory note.

B.	Company has entered into an agreement with HORIZON 3 BIOTECH FUND ("Fund") to initially borrow US $1.5 Million (the "Loan") under terms of a Convertible Promissory Note.

C.	As a condition to Fund making the Loan, Company has agreed with Fund to restructure debt and equity of Company.

D.	As part of the restructure of debt and equity of Company, Company has requested that Creditor agree to convert the Debt to equity ownership of Company and Creditor has agreed to do so.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein, and other good and valuable consideration, receipt and sufficiency is acknowledged by the Pities:

1.	Creditor hereby agrees to permit Company to convert the Debt to equity in Company in the form of an economic interest in Company on the books of Company upon closing the investment of Fund in Company (“Closing”) with all proportionate rights to financial and income tax benefits generated by Company ("Economic lnterest") measured in terms of percentage of equity in Company held pari passu by Members and holders of Economic Interests who are not Members.

2.	Economic Interest in Company is defined under Company’s Eighth Amended and Restated Operating Agreement dated as of 31 August 2021 (the "Operating Agreement") as the (a) right to a distributive share of the income, gain, losses and deductions of the Company in accordance with this Agreement, and (b) right to a distributive share of Company Assets. This constitutes all financial benefits available from Company which are allocated and distributed under the terms of the Operating Agreement. The difference between Members and mere holders of an Economic Interest is that the latter have no right to vote or participate in management of Company.

60° Pharmaceuticals, LLC Agreement to Convert Debt to Equity

3.	Holders of Economic Interests, including Creditor, shall sign Joinder Agreements in the form attached as ADDENDUM III of the Operating Agreement at Closing agreeing to be admitted as Members of the Company and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Operating Agreement as though they were original parties to the Agreement, and shall be subject to all obligations and entitled to all the rights incidental to Members under the terms of the Operating Agreement, with their financial benefits maintained in accordance with their percentage Interests relative to Interests of other Members and non-Member holders of Economic Interests.

4.	All capitalized terms in this Agreement shall have the meaning ascribed to such terms in the Operating Agreement.s

60° PHARMACEUTICALS, LLC		For Creditor

By:		By:
	Founder		Doug Loock

60° Pharmaceuticals, LLC Agreement to Convert Debt to Equity

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